EXHIBIT 3.1

SIXTH AMENDMENT

TO THE

BYLAWS OF

PACIFIC CONTINENTAL CORPORATION

On February 11, 2003, the Board of Directors of the Bank amended ARTICLE II, SECTION 1 to be effective February 11, 2003, and for incorporation in the Bylaws to read as follows:

SECTION 1. NUMBER. The business and affairs of the corporation will be managed and controlled by a board of eight (8) to twelve (12) directors, the exact number to be established by the board of directors through board resolution Each director will hold office in staggered terms as set forth in the Articles of Incorporation, and until that director’s successor has been elected and qualified, or until that director’s death or until that director resigns or is removed in accordance with the provisions of these bylaws. At least one-half (1/2) of the directors, at the time of their election and during their continuance in office, will be citizens of the United States and residents of the State of Oregon.

The undersigned, the corporate secretary for the Bank, certifies that the above amendment to the bylaws was approved by resolution of the Board of Directors on February 11, 2003.

DATED the 20th day of February 2003.

/S/ HAL BROWN
Hal Brown, Corporate Secretary